Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Fiscal Fourth Quarter and Full Fiscal Year 2017 Results
Liquidity increased $76 million in the March quarter to $357 million

HOUSTON, May 23, 2017 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the quarter and full fiscal year ended March 31, 2017. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change
Operating revenue	$323,651	$375,268	(13.8)%	$1,347,850	$1,629,547	(17.3)%
Net loss attributable to Bristow Group	(78,040)	(25,255)	(209.0)%	(170,536)	(73,940)	(130.6)%
Diluted loss per share	(2.22)	(0.72)	(208.3)%	(4.87)	(2.12)	(129.7)%
Adjusted EBITDA (1)	3,687	35,300	(89.6)%	71,084	205,523	(65.4)%
Adjusted net income (loss) (1)	(40,302)	4,716	(954.6)%	(74,525)	51,308	(245.3)%
Adjusted diluted earnings (loss) per share (1)	(1.15)	0.13	(984.6)%	(2.13)	1.45	(246.9)%
Operating cash flow	25,562	60,342	(57.6)%	10,702	116,026	(90.8)%
Capital expenditures	15,384	29,010	(47.0)%	135,110	372,375	(63.7)%
Rent expense	55,718	51,345	8.5%	212,608	211,840	0.4%

	March 31,	December 31,	March 31,	% Change	% Change
	2017	2016	2016	Quarter over quarter	Year over year
Cash	$96,656	$71,159	$104,310	35.8%	(7.3)%
Undrawn borrowing capacity on Revolving Credit Facility	260,320	209,420	255,420	24.3%	1.9%
Total liquidity	$356,976	$280,579	$359,730	27.2%	(0.8)%
______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release
For the March 2017 quarter, we reported a GAAP net loss of $78.0 million, or diluted loss per share of $2.22, compared to GAAP net loss of $25.3 million, or diluted loss per share of $0.72, for the March 2016 quarter. Additionally, we reported an adjusted net loss of $40.3 million, or adjusted diluted loss per share of $1.15, for the March 2017 quarter compared to adjusted net income of $4.7 million, or adjusted diluted earnings per share of $0.13, for the March 2016 quarter.
BUSINESS AND FINANCIAL UPDATE

•
The March 2017 quarter results reflect the decrease of our oil and gas operations’ margins due to the continued offshore oil and gas industry downturn with certain contract work ending during the quarter being partially offset by the one-time benefit of $11.1 million from a contract termination payment.

•
The March 2017 quarter and fiscal year 2017 results were also impacted by costs incurred resulting from the grounding of the Airbus H225 fleet, the impact of the depreciation of the British pound sterling and significant non-cash tax charges; the tax charges did not impact adjusted net loss and adjusted diluted loss per share.

•
We increased liquidity during the March 2017 quarter by $76.4 million and funded $290.1 million of previously announced financings of which $200 million was used to repay term loan debt, and further reduced capital expenditures and working capital needs; a previously announced executed commitment letter for up to $230 million is currently expected to close no later than June 30, 2017.

•
On March 31, 2017 we commenced search and rescue (SAR) operations at our tenth and final base and transitioned one of two Gap SAR bases to the U.K. SAR contract, with the final Gap SAR base expected to transition to the U.K. SAR contract in July 2017.

•
We expect fiscal year 2018 results to be impacted by the continued offshore oil and gas industry downturn. Industry conditions in the March 2017 quarter are expected to continue into fiscal year 2018; however, we anticipate sequential quarterly improvement beginning in the second half of the fiscal year as new contracts commence and we further eliminate costs and focus our efforts on recovering costs from OEMs, while focusing on liquidity.

“I am very proud of our team’s results in improving safety and efficiency during this past year,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group. “Our fourth quarter results reflect the ongoing difficult conditions in the offshore oil and gas industry with reduced demand for helicopter transportation that will continue into fiscal 2018.”
“Just like we successfully did in fiscal 2017, we will reduce costs, further improve liquidity and recover costs incurred resulting from the actions of OEMs. In addition to improving our balance sheet, these efforts should make us more competitive as we focus on getting more aircraft on contract.”
Operating revenue from external clients by line of service was as follows:

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Oil and gas services	$233,753	$255,017	(8.3)%	$956,649	$1,222,501	(21.7)%
Fixed wing services	43,498	53,552	(18.8)%	191,609	208,538	(8.1)%
U.K. SAR services	43,963	62,118	(29.2)%	189,555	177,230	7.0%
Corporate and other	2,437	4,581	(46.8)%	10,037	21,278	(52.8)%
Total operating revenue	$323,651	$375,268	(13.8)%	$1,347,850	$1,629,547	(17.3)%
FOURTH QUARTER FY2017 RESULTS
During fiscal year 2017, the offshore oil and gas industry continued to experience a significant downturn primarily due to a decline in crude oil prices which negatively impacted activity with our oil and gas clients. This decline started in fiscal year 2015 and continued through fiscal year 2017, resulting in a significant decrease in gross revenue for our oil and gas services year-over-year. In addition to reduced activity, changes in foreign currency exchange rates also contributed to the decrease in gross revenue year-over-year.
Additionally, during March 2017, we came to an agreement with a client in our Asia Pacific Region for which we had incurred significant start-up costs on a project in Australia that was cancelled prior to contract commencement. In connection with the cancellation, we agreed to a termination fee with the client of $11.1 million, which is recorded in operating revenue in the March 2017 quarter. Additionally, we had previously deferred revenue and costs totaling $6.1 million each related to this contract, which is included in operating revenue and direct costs in the March 2017 quarter.
We reported a net loss of $78.0 million and diluted loss per share of $2.22 for the March 2017 quarter compared to net loss of $25.3 million and diluted loss per share of $0.72 for the March 2016 quarter. The year-over-year increase in net loss and diluted loss per share was primarily due to the decline in oil and gas revenue discussed above, higher interest expense resulting from additional borrowings and increased tax charges partially offset by less of a loss from disposal of assets and lower depreciation and amortization expense. Additionally, the March 2016 quarter included goodwill and intangible asset impairment charges of $27.4 million (included in loss on impairment).
The net loss for the March 2017 quarter was significantly impacted by the following items:

•
Organizational restructuring costs of $2.8 million ($2.1 million net of tax), which includes severance expense of $1.1 million and other restructuring costs of $1.7 million; $0.6 million of the restructuring costs are included in direct costs and $2.2 million are included in general and administrative expense,

•	Loss on disposal of assets of $1.4 million ($0.8 million net of tax) and accelerated depreciation of $1.1 million ($0.7 million net of tax),

•	Reversal of $5.9 million ($5.9 million net of tax) of contingent consideration related to the Airnorth acquisition, and

•
Tax items totaling $40.0 million that include a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions resulting in additional income tax expense of $22.5 million and non-cash adjustments related to the valuation of deferred tax assets of $17.5 million.

Excluding these items, adjusted net loss and adjusted diluted loss per share were $40.3 million and $1.15, respectively, for the March 2017 quarter compared to $4.7 million and $0.13, respectively, for the March 2016 quarter. Adjusted EBITDA, which excludes these items with the exception of accelerated depreciation and the tax items, also decreased year-over-year to $3.7 million in the March 2017 quarter from $35.3 million in the March 2016 quarter.
LIQUIDITY AND FINANCIAL FLEXIBILITY
The second loan from Lombard funded in January 2017 in the amount of $90.1 million. Additionally, the previously announced Macquarie term loan funded on March 7, 2017 in the amount of $200 million. The proceeds from the Macquarie financing were used to repay $154.1 million of our $200 million term loan and $45.9 million of our $350 million term loan.
Also, as previously announced, we executed a credit agreement commitment letter for an approximate six-year, $230 million secured equipment financing with PK Transportation Finance Ireland Limited, a part of GE Capital Aviation Services (“GECAS”). We expect this financing to close no later than June 30, 2017. The proceeds from the financing are expected to be used to repay amounts outstanding under our existing bank credit facilities.

Don Miller, Senior Vice President and Chief Financial Officer, commented, “Our liquidity improved by $76.4 million in the March 2017 quarter to $357.0 million as of March 31, 2017 resulting from the recently funded financings and operating cash flow of $25.6 million generated during the quarter. Our improved liquidity is essential as we navigate through this challenging market environment.”
REGIONAL PERFORMANCE
Europe Caspian

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Operating revenue	$162,511	$206,517	(21.3)%	$710,581	$809,914	(12.3)%
Earnings from unconsolidated affiliates	$32	$(35)	191.4%	$273	$310	(11.9)%
Operating income (loss)	$(4,628)	(5,837)	20.7%	$13,840	50,406	(72.5)%
Operating margin	(2.8)%	(2.8)%	—%	1.9%	6.2%	(69.4)%
Adjusted EBITDA	$1,890	$28,441	(93.4)%	$45,163	$123,952	(63.6)%
Adjusted EBITDA margin	1.2%	13.8%	(91.3)%	6.4%	15.3%	(58.2)%
Rent expense	$34,065	$33,267	2.4%	$134,072	$136,377	(1.7)%
Operating revenue, operating income and adjusted EBITDA decreased in the March 2017 quarter and fiscal year 2017 primarily due to the impact of the downturn in the oil and gas industry and the negative impact of changes in foreign currency exchange rates. Partially offsetting these decreases was an increase in operating revenue from increased activity in Norway. Eastern Airways contributed $24.5 million and $39.2 million in operating revenue and a negative $4.3 million and negative $0.7 million in adjusted EBITDA for the March 2017 and 2016 quarters, respectively, and $110.4 million and $133.5 million in operating revenue and a negative $4.5 million and positive $13.6 million in adjusted EBITDA for fiscal years 2017 and 2016, respectively.
A substantial portion of our revenue in the Europe Caspian region is contracted in British pound sterling, which depreciated significantly against the U.S. dollar in late June 2016 as a result of Brexit. Translation of results at lower British pound sterling exchange rates decreased operating revenue, operating income and adjusted EBITDA by $16.9 million, $6.0 million and $4.0 million, respectively, for the March 2017 quarter compared to the March 2016 quarter and $79.4 million, $26.7 million and $35.1 million, respectively, for fiscal year 2017 compared to fiscal year 2016.

The decrease in operating margin for fiscal year 2017 and the decrease in adjusted EBITDA margin for the March 2017 quarter and fiscal year 2017 compared to the prior year periods is primarily a result of the impact from the downturn in the offshore energy industry, which was only partially offset by the start-up of the U.K. SAR bases and cost reduction activities.
Africa

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Operating revenue	$47,049	$46,660	0.8%	$200,104	$249,545	(19.8)%
Earnings from unconsolidated affiliates	$2,025	$2,025	—%	$2,068	$2,068	—%
Operating income (loss)	$10,225	$(5,201)	296.6%	$30,179	$19,702	53.2%
Operating margin	21.7%	(11.1)%	295.5%	15.1%	7.9%	91.1%
Adjusted EBITDA	$12,203	$5,519	121.1%	$51,553	$60,371	(14.6)%
Adjusted EBITDA margin	25.9%	11.8%	119.5%	25.8%	24.2%	6.6%
Rent expense	$2,000	$1,431	39.8%	$8,101	$7,456	8.7%
Operating revenue for Africa increased in the March 2017 quarter compared to the prior year period primarily due to the temporary operational suspension of our S-76 fleet in the March 2016 quarter. Operating revenue decreased in fiscal year 2017 primarily due to an overall decrease in activity. A majority of our revenue in our Africa region is contracted at fixed U.S. dollar rates, resulting in minimal exposure to the devalued Nigerian naira upon translation into U.S. dollars for reporting purposes. We began providing fixed wing services in Africa which generated $4.2 million of operating revenue for fiscal year 2017 which partially offset the decline in helicopter activity.
Operating income and operating margin increased in the March 2017 quarter and fiscal year 2017 primarily due to a decrease in depreciation and amortization expense and lower operating expenses. Operating expenses were $3.4 million and $17.7 million lower in the March 2017 quarter and fiscal year 2017, respectively, due to the devaluation of the Nigerian naira which resulted in naira-based expenses translating into fewer U.S. dollars. Operating income and adjusted EBITDA in the March 2017 quarter benefited $2.0 million and $0.5 million, respectively, and for fiscal year 2017 benefited $13.5 million and $13.7 million, respectively, from changes in foreign currency exchange rates due to the combination of currencies our Nigerian operations transact in.
Adjusted EBITDA declined in fiscal year 2017 as the impact of decreased revenue was only partially offset by cost reduction activities and the favorable exchange rate impact compared to fiscal year 2016. The increase of operating margin and adjusted EBITDA margin is primarily related to the reduction of operating expense due to the devaluation of the Nigerian naira and cost reduction activities, partially offset by the reduction in revenue due to the downturn of the oil and gas industry.
Americas

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Operating revenue	$51,966	$65,016	(20.1)%	$220,544	$290,299	(24.0)%
Earnings from unconsolidated affiliates	$613	$(357)	271.7%	$5,207	$(2,117)	346.0%
Operating income (loss)	$(1,566)	$4,180	(137.5)%	$4,224	$34,463	(87.7)%
Operating margin	(3.0)%	6.4%	(146.9)%	1.9%	11.9%	(84.0)%
Adjusted EBITDA	$5,635	$11,529	(51.1)%	$39,952	$71,958	(44.5)%
Adjusted EBITDA margin	10.8%	17.7%	(39.0)%	18.1%	24.8%	(27.0)%
Rent expense	$6,757	$4,800	40.8%	$23,015	$21,016	9.5%
Operating revenue declined for the March 2017 quarter and fiscal year 2017 compared to the prior year periods primarily due to the decline in activity in our U.S. Gulf of Mexico operations.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased in the March 2017 quarter and fiscal year 2017 compared to the prior year periods primarily due to the decline in activity, partially offset by a decrease in maintenance expense and salaries and benefits due to cost reduction initiatives. Our earnings from unconsolidated affiliates was impacted by foreign currency exchange rate changes, which reduced earnings from our investment in Líder by $0.6 million, $5.2 million, $3.2 million and $22.4 million for the March 2017 quarter, March 2016 quarter, fiscal year 2017 and fiscal year 2016, respectively.
Asia Pacific

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Operating revenue	$62,628	$57,877	8.2%	$217,772	$272,054	(20.0)%
Operating income (loss)	$3,610	$(710)	608.5%	$(20,870)	$4,073	(612.4)%
Operating margin	5.8%	(1.2)%	583.3%	(9.6)%	1.5%	(740.0)%
Adjusted EBITDA	$5,487	$6,197	(11.5)%	$(5,026)	$28,361	(117.7)%
Adjusted EBITDA margin	8.8%	10.7%	(17.8)%	(2.3)%	10.4%	(122.1)%
Rent expense	$10,956	$9,223	18.8%	$39,759	$37,053	7.3%
Operating revenue increased in the March 2017 quarter compared to the March 2016 quarter primarily due to the early cancellation of a contract resulting in an additional $17.2 million of operating revenue earned in the March 2017 quarter, partially offset by a decline in oil and gas activity. Operating revenue declined for fiscal year 2017 compared to fiscal year 2016 primarily due to a decline in oil and gas activity, partially offset by an increase due to the additional operating revenue from the early contract cancellation in fiscal year 2017.
Airnorth contributed $17.2 million and $14.3 million in operating revenue and a negative $0.7 million and positive $2.4 million in adjusted EBITDA for the March 2017 and 2016 quarters, respectively, and $77.1 million and $75.4 million in operating revenue and $7.1 million and $12.4 million in adjusted EBITDA for fiscal years 2017 and 2016, respectively.
Adjusted EBITDA and adjusted EBITDA margin declined for the March 2017 quarter and fiscal year 2017 compared to the prior year periods primarily due to a decline in oil and gas revenue which was only partially offset by cost reduction efforts and the contract cancellation billing in March 2017.
Corporate and other

	Three Month Period			Full Year
	FY2017	FY2016	% Change	FY2017	FY2016	% Change

	(in thousands, except percentages)
Operating revenue	$2,452	$4,945	(50.4)%	$10,369	$23,487	(55.9)%
Earnings from unconsolidated affiliates	$(142)	$—	*	$(603)	$—	*
Operating loss	$(25,747)	$(23,518)	(9.5)%	$(104,616)	$(118,796)	11.9%
Adjusted EBITDA	$(21,528)	$(16,386)	(31.4)%	$(60,558)	$(79,119)	23.5%
Rent expense	$1,940	$2,624	(26.1)%	$7,661	$9,938	(22.9)%
_______________

*	percentage change too large to be meaningful or not applicable
Operating revenue decreased in the March 2017 quarter and fiscal year 2017 compared to prior periods primarily due to a decline in Bristow Academy revenue.
While operating loss remained relatively flat, adjusted EBITDA decreased for the March 2017 quarter compared to the prior year period primarily due to a decline in the favorable impact from changes in foreign currency exchange rates of $3.4 million and the decrease in Bristow Academy revenue. Operating loss and adjusted EBITDA improved for fiscal year 2017 compared to the prior year primarily due to cost reduction initiatives including lower compensation expense and professional fees and a favorable impact from changes in foreign currency exchange rates on our Corporate results of $10.9 million compared to fiscal year 2016.

DIVIDEND
On May 18, 2017, our Board of Directors approved a dividend of $0.07 per share to be paid on June 22, 2017 to shareholders of record on June 7, 2017. Based on the number of shares outstanding as of March 31, 2017, the total quarterly dividend payment will be approximately $2.5 million.
OUTLOOK
We expect fiscal year 2018 results to be impacted by the continued offshore oil and gas industry downturn. Industry conditions in the March 2017 quarter are expected to continue into fiscal year 2018. However, fiscal year 2018 results are expected to be better than our annualized fourth quarter fiscal year 2017 results as we anticipate sequential quarterly improvement beginning in the second half of fiscal year 2018 as new contracts commence.
Our liquidity of $357 million as of March 31, 2017 is expected to decrease during fiscal year 2018, but we expect liquidity as of March 31, 2018 to still be in excess of $200 million as a result of the net impact of previously announced capex eliminations/deferrals and financings and debt repayments.
Additionally, our focus on continued cost elimination, recovering costs from OEMs, and lower net capex should further improve liquidity. Guidance for selected financial measures will be provided in the investor slide presentation during tomorrow's conference call.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 24, 2017 to review financial results for the fiscal year 2017 fourth quarter ended March 31, 2017. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2017 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through June 7, 2017 and may be accessed by calling toll free 1-877-660-6853, passcode: 13661548#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through June 7, 2017 and may be accessed by calling 1-201-612-7415, passcode: 13661548#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2016 and annual report on Form 10-K for the fiscal year ended March 31, 2016. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Month Period		Full Year
	FY2017	FY2016	FY2017	FY2016

Gross revenue:
Operating revenue from non-affiliates	$306,595	$357,636	$1,276,374	$1,550,638
Operating revenue from affiliates	17,056	17,632	71,476	78,909
Reimbursable revenue from non-affiliates	12,543	6,451	52,652	85,966
	336,194	381,719	1,400,502	1,715,513

Operating expense:
Direct cost	272,468	301,163	1,103,984	1,227,541
Reimbursable expense	12,217	5,582	50,313	81,824
Depreciation and amortization	25,694	29,959	118,748	136,812
General and administrative	46,089	50,343	195,367	224,645
	356,468	387,047	1,468,412	1,670,822

Loss on impairment	—	(27,391)	(16,278)	(55,104)
Loss on disposal of assets	(1,422)	(6,837)	(14,499)	(30,693)
Earnings from unconsolidated affiliates, net of losses	2,168	1,633	6,945	261

Operating loss	(19,528)	(37,923)	(91,742)	(40,845)
Interest expense, net	(15,386)	(9,744)	(49,919)	(34,128)
Other income (expense), net	(1,123)	2,677	(2,641)	(4,258)
Loss before provision for income taxes	(36,037)	(44,990)	(144,302)	(79,231)
Benefit (provision) for income taxes	(43,626)	11,582	(32,588)	2,082
Net loss	(79,663)	(33,408)	(176,890)	(77,149)
Net loss attributable to noncontrolling interests	1,623	8,153	6,354	4,707
Net loss attributable to Bristow Group	(78,040)	(25,255)	(170,536)	(72,442)
Accretion of redeemable noncontrolling interests	—	—	—	(1,498)
Net loss attributable to common stockholders	$(78,040)	$(25,255)	$(170,536)	$(73,940)

Loss per common share:
Basic	$(2.22)	$(0.72)	$(4.87)	$(2.12)
Diluted	$(2.22)	$(0.72)	$(4.87)	$(2.12)

Non-GAAP measures:
Adjusted EBITDA	$3,687	$35,300	$71,084	$205,523
Adjusted EBITDA margin	1.1%	9.4%	5.3%	12.6%
Adjusted net income (loss)	$(40,302)	$4,716	$(74,525)	$51,308
Adjusted diluted earnings (loss) per share	$(1.15)	$0.13	$(2.13)	$1.45

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$96,656	$104,310
Accounts receivable from non-affiliates	198,129	243,425
Accounts receivable from affiliates	8,786	5,892
Inventories	124,911	142,503
Assets held for sale	38,246	43,783
Prepaid expenses and other current assets	41,143	53,183
Total current assets	507,871	593,096
Investment in unconsolidated affiliates	210,162	194,952
Property and equipment – at cost:
Land and buildings	231,448	253,098
Aircraft and equipment	2,622,701	2,570,577
	2,854,149	2,823,675
Less – Accumulated depreciation and amortization	(599,785)	(540,423)
	2,254,364	2,283,252
Goodwill	19,798	29,990
Other assets	121,652	161,655
Total assets	$3,113,847	$3,262,945

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$98,215	$96,966
Accrued wages, benefits and related taxes	59,077	59,431
Income taxes payable	15,145	27,400
Other accrued taxes	9,611	7,995
Deferred revenue	19,911	24,206
Accrued maintenance and repairs	22,914	22,196
Accrued interest	12,909	11,985
Other accrued liabilities	46,679	48,392
Deferred taxes	830	1,881
Short-term borrowings and current maturities of long-term debt	131,063	60,394
Contingent consideration	—	29,522
Total current liabilities	416,354	390,368
Long-term debt, less current maturities	1,150,956	1,071,578
Accrued pension liabilities	61,647	70,107
Other liabilities and deferred credits	28,899	33,273
Deferred taxes	154,873	172,254
Redeemable noncontrolling interest	6,886	15,473
Stockholders’ investment:
Common stock	379	377
Additional paid-in capital	809,995	801,173
Retained earnings	991,906	1,172,273
Accumulated other comprehensive loss	(328,277)	(289,819)
Treasury shares, at cost	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,289,207	1,499,208
Noncontrolling interests	5,025	10,684
Total stockholders’ investment	1,294,232	1,509,892
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$3,113,847	$3,262,945

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Full Year
	FY2017	FY2016
Cash flows from operating activities:
Net loss	$(176,890)	$(77,149)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	118,748	136,812
Deferred income taxes	15,720	(51,643)
Write-off of deferred financing fees	923	—
Discount amortization on long-term debt	1,606	1,000
Loss on disposal of assets	14,499	30,693
Loss on impairment	16,278	55,104
Stock-based compensation	12,352	21,181
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(4,438)	2,619
Increase (decrease) in cash resulting from changes in:
Accounts receivable	23,759	46,608
Inventories	(1,958)	(3,380)
Prepaid expenses and other assets	1,267	493
Accounts payable	15,052	13,316
Accrued liabilities	(19,713)	(34,035)
Other liabilities and deferred credits	(6,503)	(25,593)
Net cash provided by operating activities	10,702	116,026
Cash flows from investing activities:
Capital expenditures	(135,110)	(372,375)
Proceeds from asset dispositions	18,471	60,035
Investment in unconsolidated affiliates	—	(4,410)
Deposit received on aircraft held for sale	290	—
Net cash used in investing activities	(116,349)	(316,750)
Cash flows from financing activities:
Proceeds from borrowings	708,267	928,802
Payment of contingent consideration	(10,000)	(9,453)
Debt issuance costs	(8,010)	(5,139)
Repayment of debt and debt redemption premiums	(570,328)	(677,003)
Partial prepayment of put/call obligation	(49)	(55)
Acquisition of noncontrolling interest	—	(7,309)
Dividends paid to noncontrolling interest	(2,533)	(153)
Common stock dividends paid	(9,831)	(38,076)
Net cash provided by financing activities	107,516	191,614
Effect of exchange rate changes on cash and cash equivalents	(9,523)	9,274
Net increase (decrease) in cash and cash equivalents	(7,654)	164
Cash and cash equivalents at beginning of period	104,310	104,146
Cash and cash equivalents at end of period	$96,656	$104,310

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Month Period		Full Year
	FY2017	FY2016	FY2017	FY2016
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	20,203	20,633	85,906	90,260
Africa	6,704	5,921	29,573	33,111
Americas	6,151	7,257	23,655	36,841
Asia Pacific	6,359	7,025	26,118	31,638
Consolidated	39,417	40,836	165,252	191,850

Operating revenue:
Europe Caspian	$162,511	$206,517	$710,581	$809,914
Africa	47,049	46,660	200,104	249,545
Americas	51,966	65,016	220,544	290,299
Asia Pacific	62,628	57,877	217,772	272,054
Corporate and other	2,452	4,945	10,369	23,487
Intra-region eliminations	(2,955)	(5,747)	(11,520)	(15,752)
Consolidated	$323,651	$375,268	$1,347,850	$1,629,547

Operating income (loss):
Europe Caspian	$(4,628)	$(5,837)	$13,840	$50,406
Africa	10,225	(5,201)	30,179	19,702
Americas	(1,566)	4,180	4,224	34,463
Asia Pacific	3,610	(710)	(20,870)	4,073
Corporate and other	(25,747)	(23,518)	(104,616)	(118,796)
Loss on disposal of assets	(1,422)	(6,837)	(14,499)	(30,693)
Consolidated	$(19,528)	$(37,923)	$(91,742)	$(40,845)

Operating margin:
Europe Caspian	(2.8)%	(2.8)%	1.9%	6.2%
Africa	21.7%	(11.1)%	15.1%	7.9%
Americas	(3.0)%	6.4%	1.9%	11.9%
Asia Pacific	5.8%	(1.2)%	(9.6)%	1.5%
Consolidated	(6.0)%	(10.1)%	(6.8)%	(2.5)%

Adjusted EBITDA:
Europe Caspian	$1,890	$28,441	$45,163	$123,952
Africa	12,203	5,519	51,553	60,371
Americas	5,635	11,529	39,952	71,958
Asia Pacific	5,487	6,197	(5,026)	28,361
Corporate and other	(21,528)	(16,386)	(60,558)	(79,119)
Consolidated	$3,687	$35,300	$71,084	$205,523

Adjusted EBITDA margin:
Europe Caspian	1.2%	13.8%	6.4%	15.3%
Africa	25.9%	11.8%	25.8%	24.2%
Americas	10.8%	17.7%	18.1%	24.8%
Asia Pacific	8.8%	10.7%	(2.3)%	10.4%
Consolidated	1.1%	9.4%	5.3%	12.6%

	Three Month Period		Full Year
	FY2017	FY2016	FY2017	FY2016
Depreciation and amortization:
Europe Caspian	$5,917	$11,620	$39,511	$41,509
Africa	3,984	5,063	16,664	29,337
Americas	7,058	7,848	32,727	36,371
Asia Pacific	5,505	3,081	19,091	20,526
Corporate and other	3,230	2,347	10,755	9,069
Consolidated	$25,694	$29,959	$118,748	$136,812

Rent expense:
Europe Caspian	$34,065	$33,267	$134,072	$136,377
Africa	2,000	1,431	8,101	7,456
Americas	6,757	4,800	23,015	21,016
Asia Pacific	10,956	9,223	39,759	37,053
Corporate and other	1,940	2,624	7,661	9,938
Consolidated	$55,718	$51,345	$212,608	$211,840

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of March 31, 2017
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of FY2017 Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)	Total (2)(3)	Unconsolidated Affiliates (4)
									Total
Europe Caspian	53%	—	16	78	—	31	125	—	125
Africa	15%	14	28	5	—	5	52	46	98
Americas	16%	14	41	18	—	—	73	65	138
Asia Pacific	16%	3	10	24	—	14	51	—	51
Corporate and other	—%	—	—	—	47	—	47	—	47
Total	100%	31	95	125	47	50	348	111	459
Aircraft not currently in fleet: (5)
On order		—	5	27	—	—	32
Under option		—	—	4	—	—	4
_______________

(1)
Includes 31 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian region, three fixed wing aircraft Eastern Airways provides technical support for in our Africa region and 14 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 20 aircraft held for sale and 122 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	2	—	—	—	2
Africa	5	4	—	—	—	9
Americas	—	5	—	—	—	5
Asia Pacific	—	—	—	—	1	1
Corporate and other	—	—	—	3	—	3
Total	5	11	—	3	1	20

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	6	39	—	13	58
Africa	—	1	2	—	2	5
Americas	1	14	8	—	—	23
Asia Pacific	3	3	9	—	4	19
Corporate and other	—	—	—	17	—	17
Total	4	24	58	17	19	122

(3)	The average age of our fleet, excluding training aircraft, was nine years as of March 31, 2017.

(4)
The 111 aircraft operated by our unconsolidated affiliates do not include those aircraft leased to us. Includes 43 helicopters (primarily medium) and 22 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region, and 39 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt, which is included in our Africas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Unaudited)

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Month Period		Full Year
	FY2017	FY2016	FY2017	FY2016

	(In thousands, except per share amounts and percentages)
Net loss	$(79,663)	$(33,408)	$(176,890)	$(77,149)
Loss on disposal of assets	1,422	6,837	14,499	30,693
Special items	(3,084)	33,311	31,277	82,063
Depreciation and amortization	25,694	29,959	118,748	136,812
Interest expense	15,692	10,183	50,862	35,186
Provision (benefit) for income taxes	43,626	(11,582)	32,588	(2,082)
Adjusted EBITDA	$3,687	$35,300	$71,084	$205,523

Benefit (provision) for income taxes	$(43,626)	11,582	$(32,588)	$2,082
Tax benefit on loss on disposal of asset	(618)	(3,178)	(6,476)	(8,665)
Tax provision (benefit) on special items	38,923	(10,629)	49,342	(8,996)
Adjusted benefit (provision) for income taxes	$(5,321)	$(2,225)	$10,278	$(15,579)

Effective tax rate (1)	(121.1)%	25.7%	(22.6)%	2.6%
Adjusted effective tax rate (1)	(14.5)%	(183.6)%	11.7%	25.1%

Net loss attributable to Bristow Group	$(78,040)	$(25,255)	$(170,536)	$(72,442)
Loss on disposal of assets	804	3,659	8,023	22,028
Special items	36,934	26,312	87,988	101,722
Adjusted net income (loss)	$(40,302)	$4,716	$(74,525)	$51,308

Diluted loss per share	$(2.22)	$(0.72)	$(4.87)	$(2.12)
Loss on disposal of assets	0.02	0.10	0.23	0.62
Special items	1.05	0.74	2.51	2.92
Adjusted diluted earnings (loss) per share	(1.15)	0.13	(2.13)	1.45
_______________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income taxes by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income taxes by adjusted pretax net income. Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

	Three Months Ended March 31, 2017
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$2,814	$2,071	0.06
Additional depreciation expense resulting from fleet changes (2)	—	712	0.02
Reversal of Airnorth contingent consideration (3)	(5,898)	(5,898)	(0.17)
Tax items (4)	—	40,049	1.14
	$(3,084)	$36,934	1.05

	Three Months Ended March 31, 2016
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$5,920	$2,336	$0.07
Additional depreciation expense resulting from fleet changes (2)	—	3,167	0.09
Goodwill and intangible asset impairment (5)	27,391	15,705	0.44
Tax items (4)	—	5,104	0.14
Total special items	$33,311	$26,312	0.74

	Fiscal Year Ended March 31, 2017
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$20,897	$14,998	$0.43
Additional depreciation expense resulting from fleet changes (2)	—	6,843	0.19
Goodwill impairment (5)	8,706	7,138	0.20
Impairment of inventories (6)	7,572	5,428	0.15
Reversal of Airnorth contingent consideration (3)	(5,898)	(5,898)	(0.17)
Tax items (4)	—	59,479	1.70
Total special items	$31,277	$87,988	2.51

	Fiscal Year Ended March 31, 2016
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$26,959	$19,094	$0.54
Additional depreciation expense resulting from fleet changes (2)	—	20,577	0.58
Goodwill and intangible asset impairment (5)	49,665	37,979	1.08
Impairment of inventories (6)	5,439	4,004	0.11
Tax items (4)	—	20,068	0.57
Accretion of redeemable noncontrolling interests (7)	—	—	0.04
Total special items	$82,063	$101,722	2.92
_______________

(1)
Organizational restructuring costs include severance expense related to separation programs across our global organization designed to increase efficiency and cut costs as well other restructuring costs.

(2)	Relates to additional depreciation expense due to fleet changes impacting the depreciable lives of certain aircraft.

(3)	Relates to reversal of contingent consideration related to the Airnorth acquisition.

(4)
Relates to a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions for the March 2017 quarter and fiscal year 2017 and non-cash adjustments related to the valuation of deferred tax assets for all periods presented.

(5)
Relates to impairments of goodwill of Eastern Airways within our Europe Caspian region in fiscal year 2017 and Bristow Norway and Eastern Airways within our Europe Caspian region, Bristow Academy within Corporate and other and our Africa region and impairment of intangibles of Eastern Airways within our Europe Caspian region in fiscal year 2016. Relates to impairments of goodwill and intangibles of Eastern Airways without our Europe Caspian region and goodwill impairment of our Africa region in the March 2016 quarter.

(6)	Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we plan to cease ownership of earlier than originally anticipated.

(7)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.